Exhibit 10.11

December 8, 2008

Mr. Jeffry E. Sterba
Chief Executive Officer
PNM Resources, Inc.
Alvarado Square, MS 2824
Albuquerque, NM  87158

Re:           First Amendment to the Retention Bonus Agreement

Dear Jeff:

On August 30, 2007, you entered into a Retention Bonus Agreement (the “Agreement”) with PNM Resources, Inc. (the “Company”) pursuant to which you are entitled to a payment if you remain employed by the Company until March 1, 2010.  The payment provided under the Agreement is considered “non-qualified deferred compensation” that is subject to Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), unless an exception applies.  The Company has structured the payment to fit within the short-term deferral exception to Section 409A.

The Internal Revenue Service has issued informal guidance with respect to payments on a termination of employment due to disability such as the payment pursuant to Section 5 of the Agreement.  The Company has determined it is necessary to amend Section 5 of the Agreement to address the issues raised in the Internal Revenue Service guidance and to minimize the risk of a Section 409A violation.  In light of the foregoing, the Company proposes to amend the Agreement as follows effective as of January 1, 2009:

Section 5 (Payment of Bonus) of the Agreement is hereby restated in its entirety to read as follows:

If you are employed by the Company on March 1, 2010, payment of the Retention Bonus will be made to you in two equal installments.  The first installment will be paid to you on March 1, 2010.  The second installment will be paid to you on March 1, 2011.  If your employment is terminated by the Company without Cause or you terminate your employment due to Constructive Termination, the Retention Bonus will be paid to you within thirty (30) days of your termination and in no event later than two and one-half (2½) months following the end of the calendar year in which your termination of employment occurs.  If you die or become Disabled, the Retention Bonus will be paid to you within thirty (30) days of your death or the date on which you are deemed to be Disabled and in no event later than two and one-half (2½) months following the end of the calendar year in which you die or are deemed to be Disabled.  You will be deemed to be Disabled as of the last day of the third month following the date on which you commence receiving income replacement benefits pursuant to the Company’s long-term disability plan.

This First Amendment amends only the provisions of the Agreement as set forth herein, and those provisions not expressly amended by this First Amendment shall continue in full force and effect.  Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Agreement to the extent those provisions are inconsistent with the provisions and the intent of this First Amendment.

If you are in agreement with the terms of this First Amendment, please so indicate by signing and returning to me the enclosed copy of this letter, which will constitute our binding agreement.

Very truly yours,

PNM RESOURCES, INC.

By: /s/ Bonnie S. Reitz
      Bonnie S. Reitz
      Chair of the Human Resources & Compensation Committee

AGREED:

/s/ Jeffry E. Sterba                           December 8, 2008
Jeffry E. Sterba                                                                            Date
Chief Executive Officer

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